FILED PURSUANT TO RULE 424(B)(3)

FILE NO. 333-240089

WHOLE EARTH BRANDS, INC.

SUPPLEMENT NO. 5 TO

PROSPECTUS DATED AUGUST 5, 2020

THE DATE OF THIS SUPPLEMENT IS OCTOBER 7, 2020

This prospectus supplement (this “Supplement No. 5”) is part of the prospectus of Whole Earth Brands, Inc. (the “Company”), dated August 5, 2020 (as previously supplemented, the “Prospectus”). This Supplement No. 5 supplements, modifies or supersedes certain information contained in the Prospectus. Any statement in the Prospectus that is modified or superseded is not deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement No. 5. Except to the extent that the information in this Supplement No. 5 modifies or supersedes the information contained in the Prospectus, this Supplement No. 5 should be read, and will be delivered, with the Prospectus. This Supplement No. 5 is not complete without, and may not be utilized except in connection with, the Prospectus.

Investing in our securities involves risks. See “Risk Factors” beginning on page 9 of the Prospectus to read about factors you should consider before buying our common stock and warrants.

We are an “emerging growth company” as defined under the federal securities laws and, as such, we intend to comply with reduced disclosure and regulatory requirements.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy of this Supplement No. 5 or the Prospectus. Any representation to the contrary is a criminal offense.

ABOUT THIS PROSPECTUS SUPPLEMENT

The information in the table that appears under the caption “Selling Security Holders” in the Prospectus is modified by adding the information below with respect to certain persons not previously listed therein and also to update information for certain persons previously listed therein. The following table sets forth certain information provided by or on behalf of the selling security holders listed below as of October 7, 2020 concerning the common stock that may be offered from time to time by each such selling security holder. The number of shares of common stock being offered that are listed in the table below represent shares of common stock that were distributed by Act II Global LLC (the “Sponsor”) to its members. The Sponsor was previously identified as a selling security holder in the Prospectus. Capitalized terms not otherwise defined herein shall have the meaning given in the Prospectus.

The purpose of this Supplement No. 5 is to amend the information set forth in the table under the heading “Selling Security Holders” in the Prospectus as follows:

•	Deletion of the line item and the corresponding footnote 1:

Act II Global LLC(1)	4,500,000	—	4,500,000	—	—	—	—	—

(1)	Includes 3,000,000 shares of common stock issued to the Sponsor that are held in escrow and subject to release upon the earliest to occur of (i) the volume weighted-average per-share trading price of shares of common stock being at or above $20.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the five (5) years following the Closing Date (the “Escrow Period”), (ii) a Change in Control (as defined in the Purchase Agreement) and (iii) the expiration of the Escrow Period. According to a Schedule 13G/A filed with the SEC on June 26, 2020, Act II Global LLC and John Carroll, the managing member of Act II Global LLC, hold shared voting and dispositive power of the 4,500,000 shares of Whole Earth Brands, Inc. common stock held by Act II Global LLC. Mr. Carroll has sole voting and dispositive control over the shares held by Act II Global LLC and therefore may be deemed the beneficial owner of such shares. The principal business address for each of Act II Global LLC and Mr. Carroll is 745 5th Avenue, New York, New York 10151.

•	and the addition of the following line items and footnotes, and the replacement of footnote 1 in the Prospectus with footnote 1 of this Supplement No. 5:

Irwin D. Simon(1)	1,125,976	—	1,096,000	—	29,976	*	—	—
ASJC LLC(10)	1,217,778	—	1,217,778	—	—	—	—	—
LJLV, L.P.(11)	1,503,222	—	1,503,222	—	—	—	—	—
John Carroll(12)	156,000	—	156,000	—	—	—	—	—
Ira J. Lamel(13)	159,572	—	151,778	—	7,794	*	—	—
Harold A. Neu(14)	30,222	—	30,222	—	—	—	—	—
Anuraag Agarwal(15)	22,794	—	15,000	—	7,794	*	—	—
John M. McMillin(16)	29,794	—	15,000	—	14,794	*	—	—
Desirée Rogers(17)	15,000	—	15,000	—	—	—	—	—
Mary Celeste Anthes(18)	60,000	—	60,000	—	—	—	—	—
Ashish Gupta (19)	240,000	—	240,000	—	—	—	—	—

(1) Includes 730,667 shares of common stock that are held in escrow and subject to release upon the earliest to occur of (i) the volume weighted-average per-share trading price of shares of common stock being at or above $20.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the five (5) years following the Closing Date (the “Escrow Period”), (ii) a Change in Control (as defined in the Purchase Agreement) and (iii) the expiration of the Escrow Period. Mr. Simon is the executive chairman of our board of directors.

(10) Includes 811,852 shares of common stock that are held in escrow and subject to release upon the earliest to occur of (i) the volume weighted-average per-share trading price of shares of common stock being at or above $20.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the Escrow Period, (ii) a Change in Control and (iii) the expiration of the Escrow Period. According to information provided by the selling security holder, Jason Capone serves as the managing member of ASJC LLC and has sole voting and sole investment power over the shares held by ASJC LLC.

(11) Includes 1,002,148 shares of common stock that are held in escrow and subject to release upon the earliest to occur of (i) the volume weighted-average per-share trading price of shares of common stock being at or above $20.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the Escrow Period, (ii) a Change in Control and (iii) the expiration of the Escrow Period. According to information provided by the selling security holder, Leon Wagner and Harry Wagner serve as the general partners of LJLV, L.P and have shared voting and shared investment power of the shares held by LJLV, L.P.

(12) Includes 104,000 shares of common stock that are held in escrow and subject to release upon the earliest to occur of (i) the volume weighted-average per-share trading price of shares of common stock being at or above $20.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the Escrow Period, (ii) a Change in Control and (iii) the expiration of the Escrow Period. Prior to the consummation of the business combination, John Carroll served as our chief executive officer and was also previously a member of our board of directors.

(13) Includes 101,185 shares of common stock that are held in escrow and subject to release upon the earliest to occur of (i) the volume weighted-average per-share trading price of shares of common stock being at or above $20.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the Escrow Period, (ii) a Change in Control and (iii) the expiration of the Escrow Period. Ira J. Lamel is a member of our board of directors. Prior to the consummation of the business combination, Mr. Lamel served as our chief financial officer.

(14) Includes 20,148 shares of common stock that are held in escrow and subject to release upon the earliest to occur of (i) the volume weighted-average per-share trading price of shares of common stock being at or above $20.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the Escrow Period, (ii) a Change in Control and (iii) the expiration of the Escrow Period.

(15) Includes 10,000 shares of common stock that are held in escrow and subject to release upon the earliest to occur of (i) the volume weighted-average per-share trading price of shares of common stock being at or above $20.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the Escrow Period, (ii) a Change in Control and (iii) the expiration of the Escrow Period. Anuraag Agarwal is a member of our board of directors.

(16) Includes 10,000 shares of common stock that are held in escrow and subject to release upon the earliest to occur of (i) the volume weighted-average per-share trading price of shares of common stock being at or above $20.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the Escrow Period, (ii) a Change in Control and (iii) the expiration of the Escrow Period. John M. McMillin is a member of our board of directors.

(17) Includes 10,000 shares of common stock that are held in escrow and subject to release upon the earliest to occur of (i) the volume weighted-average per-share trading price of shares of common stock being at or above $20.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the Escrow Period, (ii) a Change in Control and (iii) the expiration of the Escrow Period. Prior to the consummation of the business combination, Desirée Rogers was a member of our board of directors.

(18) Includes 40,000 shares of common stock that are held in escrow and subject to release upon the earliest to occur of (i) the volume weighted-average per-share trading price of shares of common stock being at or above $20.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the Escrow Period, (ii) a Change in Control and (iii) the expiration of the Escrow Period. Prior to the consummation of the business combination, Mary Celeste Anthes served as our senior vice president, business development and investors relations. She resigned from such position on March 26, 2020.

(19) Includes 160,000 shares of common stock that are held in escrow and subject to release upon the earliest to occur of (i) the volume weighted-average per-share trading price of shares of common stock being at or above $20.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the Escrow Period, (ii) a Change in Control and (iii) the expiration of the Escrow Period. Prior to the consummation of the business combination, Ashish Gupta served as our vice president, business development and strategic planning.